FOR IMMEDIATE RELEASE: June 24, 2010

CONTACT:	Steve Tuttle Vice President of Communications TASER International, Inc. Media ONLY Hotline: (480) 444-4000

Hadi Partovi Joins TASER International Board of Directors

SCOTTSDALE, Ariz., June 24, 2010 – TASER International, Inc. (NASDAQ: TASR), announced today that Hadi Partovi, has joined the Board of Directors of TASER International, Inc. effective June 21, 2010. Mr. Partovi has served in a multitude of positions ranging from general manager, senior vice president of technology, president, or co-founder at multiple software or internet companies including Microsoft. His past or present roles include advising numerous technology companies including Facebook, Dropbox, OPOWER, and Bluekai, and he has served on the Board of Directors for iLike, Tellme Networks, and Edusoft.

“Mr. Partovi’s extensive experience as an expert in development, software solutions and social media technology will provide added experience as well as a strategic focus to roll out our emerging innovative EVIDENCE.COM™ and PROTECTOR™ driver and mobile technology,” said TASER International Chairman of the Board Tom Smith. “Mr. Partovi is a highly experienced and valuable addition to our board. He will provide insight in our new pioneering technology solutions that provide law enforcement and families with peace of mind with products that protect life as well as the truth.”

With the addition of Mr. Partovi, TASER International has nine members of its Board of Directors, including seven outside Directors.

Mr. Partovi’s career began at Microsoft Corporation as Group Program Manager (Internet Explorer) and then co-founding Tellme Networks as a vice president of product and professional services. He later became General Manager of MSN Entertainment and MSN.com with a staff of 700. Mr. Partovi served as president and co-founder of ILike, Inc., the web’s fastest growing social music service in 24 months and recipient of numerous industry innovator awards and later acquired by MySpace. Most recently Mr. Partovi served as MySpace’s senior vice president of technology leading the Seattle engineering team and integrating MySpace into Google Search while integrating ILike technologies to launch MySpace Events.

Mr. Partovi graduated Summa Cum Laude from Harvard University with a bachelor of arts degree and master’s degree in computer science. He was also Phi Beta Kappa (top 24 in Harvard class).

About TASER

TASER International, Inc., is the global leader in the development of technologies that Protect Life and Protect Truth.  More than 15,000 public safety agencies in 40 countries rely on TASER electronic control devices (ECDs) to help protect and serve.  TASER innovations benefit individuals and families too; providing personal protection and accountability while maintaining regard for life.   TASER is committed to bringing advanced solutions to market, like TASER AXON and EVIDENCE.com — powerful evidence capturing and management platforms.   Learn more about TASER International and its products at www.TASER.com or by calling (800) 978-2737.

Note to Investors

To review the TASER International Safe Harbor Statement, please visit our Investor Relations Safe Harbor Statement at www.TASER.com/safeharbor.

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